FOR IMMEDIATE RELEASE

Lakeland Industries Reports Q1 FY 2008 Net Income per Share of $.10
RONKONKOMA, NY – June 7, 2007 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced that net sales decreased $1.6 million, or 6%, to $25.6 million for the three months ended April 30, 2007 from $27.2 million for the three months ended April 30, 2006.  Gross profit decreased $1.3 million, or 20%, to $5.2 million for the three months ended April 30, 2007 from $6.5 million for the three months ended April 30, 2006.  Gross profit as a percentage of net sales was 20.4% for the three months ended April 30, 2007 and 24.0% for the three months ended April 30, 2006.

Operating profit decreased 57% to $0.9 million for the three months ended April 30, 2007 from $2.2 million for the three months ended April 30, 2006.  Operating margins were 3.6% for the three months ended April 30, 2007 compared to 8.0% for the three months ended April 30, 2006.

Three months ended April 30, 2007 as compared to the three months ended April 30, 2006

Net sales decreased $1.6 million, or 6.0% to $25.6 million for the three months ended April 30, 2007 from $27.2 million for the three months ended April 30, 2006.  The net decrease was comprised of decreased sales in disposable garments of $562,000 in the US and $458,000 in Canada primarily due to competitive market conditions, lower government spending in our Chemical Protective garments by $230,000, growth in sales in our Chile and UK subsidiaries of $295,000, and less revenue from India of $179,000 as a result of its shutdown for retooling during this first quarter. We expect to reopen this Indian facility by July 2007 so third quarter glove sales should benefit from such a re-opening.  Sales in our fire gear and gloves declined by $558,000 compared to the same period last year. The decline in fire gear sales was due to all new NFPA standards and delayed Underwriter’s Laboratory (UL) certifications for this newly designed fire gear, which hurt the entire industry in the first quarter. The decline in glove sales was due to the loss of two customers, one of whom went out of business.

Gross profit decreased $1.3 million or 20.0% to $5.2 million for the three months ended April 30, 2007 from $6.5 million for the three months ended April 30, 2006.  Gross profit as a percentage of net sales decreased to 20.4% for the three months ended April 30, 2007 from 24.0% for the three months ended April 30, 2006, primarily due to a sales rebate program to meet competitive conditions resulting in a $392,000 reduction in sales, higher Tyvek fabric costs (resulting from Tyvek purchased at no rebate charged to the month of April resulting in approximately $250,000 higher cost. Such cost is expected to continue for the month of May. The supply of this higher cost raw material would then be exhausted), start-up costs related to the new foreign subsidiaries of approximately $173,000, partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, and a one time plant restructuring charge in Mexico of $500,000 pretax, or approximately $0.09 per share, rework expenses on a chemical suit contract, and lower volumes in fire gear and gloves.

Operating expenses decreased $0.07 million, or 1.6% to $4.3 million for the three months ended April 30, 2007 from $4.4 million for the three months ended April 30, 2006.  As a percentage of sales, operating expenses increased to 16.8% for the three months ended April 30, 2007 from 16.0% for the three months ended April 30, 2006.  The $0.07 million decreases in operating expenses in the three months ended April 30, 2007 as compared to the three months ended April 30, 2006 were comprised of:

☐	$0.15 million in higher professional and consulting fees, largely resulting from audit fees.
☐	$0.06 increase in R & D costs relating to UL certifications of fire gear and other non-related certifications.
☐	$0.05 million in share-based compensation.
☐	$0.02 million in increased directors fees
☐	($0.04) million lower freight out costs resulting from slight relief in prevailing carrier rates and lower volume.
☐	($0.04) million in reduced bank charges resulting from reduced use of credit cards and a re-negotiation of the fee structure.
☐	($0.04) million miscellaneous decreases.
☐	($0.05) million in decreased computer expense resulting from a major upgrade project ongoing in the prior year.
☐	($0.06) million in decreased bad debt exposure.
☐	($0.12) million decreased sales commissions and selling expenses due to decreased volume.

Income tax expenses decreased $0.26 million, or 40%, to $0.389 million for the three months April 30, 2007 from $0.65 million for the three months ended April 30, 2006.  Our effective tax rates were 42.2% and 30.7% for the three months ended April 30, 2007 and 2006, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily to the $500,000 of Mexican restructuring costs largely not eligible for tax benefits, and otherwise lower foreign taxes, primarily resulting from greater profits resulting from outsourced production partially offset by state taxes and by start up losses in Chile and Japan which also are not eligible for tax credits, and for India in which a U.S. tax benefit of $50,000 was recorded in the quarter ended April 30, 2007.  These losses became eligible for the tax benefit as a result of the planned liquidation of the existing Indian subsidiary.

Net income decreased $0.93 million, or 63.6% to $0.53 million for the three months ended April 30, 2007 from $1.46 million for the three months ended April 30, 2006. The decrease in net income primarily resulted from lower sales and meeting competitive conditions in our disposable garment division both in the USA and Canada, the increased operating expenses described above, and the combined operating losses of $190,000 of the new foreign operations and the Mexican plant closing of $500,000. Earnings per share were $0.10 for the three months ended April 30, 2007 compared to $0.26 for the three months ended April 30, 2006 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

On April 30, 2007, the Company’s balance sheet included current assets of $64.4 million or $11.67 a share and total assets of $76.5 million, cash of $3.6 million, working capital of $58.2 million, bank debt of $4.1 million and stockholders’ equity of $66.2 million or $12.00 per share of book value.

Finished good inventories declined by $0.4 million or 1.0% from their January 31, 2007 levels. At April 30, 2007 there still remained approximately a one month supply of Tyvek inventory purchased at higher prices which will impact the gross margins for approximately the first month of the second fiscal quarter, after which all Tyvek cost of goods sold will be at lower prices for the remainder of the year.
Christopher J. Ryan, Lakeland’s CEO said “The restructuring of our Mexican operations was the largest component of this weak first quarter. Indian glove sales starting in the third quarter should significantly reduce the close down “revenues and earnings” issues there. As stated in our last press release, this quarter represents a nadir in our earnings and each quarter should improve sequentially as we reap the benefit of our Mexican restructuring, and fire gear, glove and international sales improve, over the coming three quarters.”

Lakeland will host a conference call at 4:30 (EST) today, June 7, 2007 to discuss the Company's first quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 866-540-8136 (Domestic) or 416-340-8010 (International), Pass Code 3223561.
 For a replay of this call, dial 800-408-3053 (Domestic) or 416-695-5800 (International), Pass Code 3223561.

About Lakeland Industries, Inc.:
Lakeland is one of the leading companies designing and manufacturing protective apparel for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries’ products have established and maintained their global reputation for unrivaled delivery times and overall quality.

For more information concerning Lakeland, please visit us at: www.lakeland.com
Contact:
Lakeland Industries	Chris Ryan,	(631) 981-9700, CJRyan@lakeland.com
	Gary Pokrassa,	(631) 981-9700, GAPokrassa@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” or similar words which  reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in $000)
Except per share data

ASSETS	April 30, 2007	January 31, 2007
	(Unaudited)
Current assets:
Cash	$3,558	$1,907
Accounts receivable, net	15,130	14,780
Inventories, net	40,522	40,956
Deferred income taxes	1,420	1,355
Other current assets	3,789	3,116
Total current assets	64,419	62,114
Property and equipment, net	11,128	11,084
Goodwill	871	871
Other assets	128	129
	$76,546	$ 74,198

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,328	$3,055
Accrued expenses and other current liabilities	1,870	1,271
Total current liabilities	6,198	4,326
Deferred income taxes	27	27
Borrowings under revolving credit facility	4,084	3,786

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par; authorized 1,500,000 shares
(none issued)
Common stock, $.01 par; authorized 10,000,000 shares;
issued and outstanding 5,521,824 shares at April 30, 2007 and at January 31, 2007	55	55
Additional paid-in capital	49,025	48,972
Other comprehensive income	(56)	-----
Retained earnings (1)	17,214	17,032
Stockholders' equity	66,238	66,059
	$76,546	$74,198

(1) A cumulative total of $17,999,739 has been transferred from retained earnings to additional paid-in-capital and par value of common stock due to four separate stock dividends paid in 2002, 2003, 2005 and 2006. As reflected in the Condensed Consolidated Statement of Stockholders’ Equity, $6,386,916 was included in the year ended January 31, 2007.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Amounts in $000)
Except per share data

TH REE MONTHS ENDED
April 30

2007	2006

Net sales	$25,597	$27,222
Cost of goods sold	20,371	20,689
Gross profit	5,226	6,533
Operating expenses	4,295	4,366
Operating profit	931	2,167
Interest and other income, net	43	15
Interest expense	(54)	(71)
Income before income taxes	920	2,111
Provision for income taxes	388	649
Net income	$532	$1,462
Net income per common share*:
Basic	$.10	$.26
Diluted	$.10	$.26
Weighted average common shares outstanding*:
Basic	5,521,824	5,518,896
Diluted	5,538,405	5,524,076
*Adjusted for the 10% stock dividend to shareholders of record on April 30, 2005 and August 1, 2006.